Exhibit 4.55

March 12, 2000

To: Henry Fong, Gulfstream Partners

From: PopMail.com, Inc.

Re: Amended and Restated Letter Agreement for Investment

Dear Mr. Fong:

PopMail.com, Inc. ("PopMail" of the "Company") hereby agrees to sell shares of its common stock to Gulfstream Partners ("Gulfstream") on the following terms, which have been amended and restated from the terms of our previous letter agreement dated October 30, 2000:

    Gulfstream hereby subscribes for and purchases 3,000,000 shares of common stock, par value $.01 per share (the "Common Stock") of PopMail. Upon the shareholder approval and filing of the amendment to the Articles of Incorporation referred to above, the shares of Common Stock issued to Gulfstream will be duly authorized, validly issued, fully paid and non-assessable.

    In payment for the Common Stock, Gulfstream agrees to pay to the Company a cash purchase price of Four Hundred Twenty-five Thousand Dollars ($425,000). The purchase price will be paid no later than October 30, 2000.

    Gulfstream acknowledges that an investment in PopMail is highly speculative, involves a high degree of risk and immediate dilution and is suitable only for persons who can afford to lose their entire investment. Gulfstream represents and warrants that it is Gulfstream's intention to acquire the Common Stock for its account for investment purposes and not with a view to resale in connection with any distribution thereof. Gulfstream further represents and agrees that if Gulfstream should later desire to dispose of or transfer any of the Common Stock in any manner, Gulfstream shall not do so without registration of the Common Stock pursuant to the Securities Act of 1933 (the "Act") and applicable state laws, unless Gulfstream obtains an opinion of counsel satisfactory to the Company that such proposed disposition or transfer may be made lawfully without the registration. Gulfstream understands and acknowledges that the stock certificate representing the shares of Common Stock subscribed for hereby and to be issued by the Company upon acceptance of this Subscription Agreement, will contain an appropriate restrictive legend evidencing the above restrictions.

    PopMail agrees that as soon as practicable and in no event more than 60 days after the issuance of the Common Stock, it will file with the Securities and Exchange Commission a registration statement on Form S-3 (or, if such form is unavailable, on such other form as is available for such registration), covering the resale of the Common Stock. PopMail will use its best efforts to have such registration statement declared effective by the SEC within 30 days after the filing of the registration statement. PopMail will use its best efforts to keep the registration statement effective at all times until the earlier of (i) two years after the date of this Agreement or (ii) the date on which Gulfstream or its assignee has sold all of the Common Stock.

    Gulfstream shall maintain the right to assign up to 1,588,235 of the aforementioned 3,000,000 shares to Wayne Mills, Blake Capital Partners or such other assignee as Gulfstream requests.

    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their successors and assigns. This instrument contains the entire agreement of the parties, and there are no representations, covenants or other agreements except as stated or referred to herein. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

Very truly yours,

POPMAIL.COM, INC.

By ____________________

Its ____________________

The undersigned agrees to purchase the Common Stock described above subject to the terms and conditions of this Amended and Restated Letter Agreement.

GULFSTREAM PARTNERS

By ______________________

Its ______________________

Date: March 12, 2001